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Exhibit 5.1

[Letterhead of McGuire Woods LLP]

July 14, 2003

Option Care, Inc.
485 E. Half Day Road
Suite 300
Buffalo Grove, Illinois 60089-6548

    Re:
    Registration Statement on Form S-8

Ladies and Gentlemen:

        You have requested our opinion with respect to the registration by Option Care, Inc. ("Option Care" or the "Company") pursuant to a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), of an aggregate of 750,000 shares of the Company's Common Stock, $0.01 par value per share (the "Common Stock") issuable upon the exercise of options (the "Options") to purchase Common Stock as issued pursuant to the Option Care, Inc. Amended and Restated Stock Incentive Plan (the "Stock Incentive Plan") and an aggregate of 250,000 shares of the Company's Common Stock issued pursuant to the Option Care, Inc. 2001 Employee Stock Purchase Plan (the "Stock Purchase Plan").

        In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as we have deemed relevant and necessary to form a basis for the opinions hereinafter expressed. In conducting such examination, we have assumed (i) that all signatures are genuine, (ii) that all documents and instruments submitted to us as copies conform with the originals, and (iii) the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. As to any facts material to this opinion, we have relied upon statements and representations of officers and other representatives of the Company and certificates of public officials and have not independently verified such facts, but have no actual knowledge of the inaccuracy or incompleteness of the same.

        Based upon the foregoing, it is our opinion that the Common Stock issuable upon the proper exercise of Options granted pursuant to the Stock Incentive Plan and the Common Stock issued pursuant to the Stock Purchase Plan will be validly issued, fully paid and non-assessable when issued in accordance with the Stock Incentive Plan and Stock Purchase Plan, respectively.

        We express no opinion as to the laws of any jurisdiction other than the State of Illinois, the United States of America, and, solely with respect to matters of corporate organization and authority, the General Corporation Law of the State of Delaware. We are not admitted to the practice of law in the State of Delaware. Accordingly, any opinion herein as to the corporation laws of the State of Delaware is based solely upon the last general available compilation of the statutes of State Law of Delaware published by Prentice Hall Law & Business. Insofar as the foregoing opinion relates to matters that would be controlled by the substantive laws of any jurisdiction other than the United States of America, the General Corporation Law of the State of Delaware, with respect to matters of corporate organization and authority, or the State of Illinois, we have assumed that the substantive laws of such jurisdiction conform in all respects to the internal laws of the State of Illinois.

        We hereby consent to the reference to our firm in the Registration Statement relating to the registration of the 750,000 shares of Common Stock issuable upon exercise of the Options granted pursuant to the Stock Incentive Plan, as described above, and the registration of the 250,000 shares of Common Stock issued pursuant to the Stock Purchase Plan, as described above.

Very truly yours,
MCGUIRE WOODS LLP

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  Exhibit 5.1